EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-104273 of Interstate Power and Light Company on Form S-3 of our report dated March 3, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”), appearing in this Annual Report on Form 10-K of Interstate Power and Light Company for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
March 11, 2004